                                                                    EXHIBIT 15.1

May 30, 2003


The Board of Directors
Questcor Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Questcor Pharmaceuticals, Inc. 1992 Stock Option Plan and the 1993 Non-Employee Directors' Equity Incentive Plan, of our report dated April 29, 2003 relating to the unaudited condensed consolidated interim financial statements of Questcor Pharmaceuticals, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                       /s/ Ernst & Young LLP